Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the DigitalOcean Holdings, Inc. 2013 Stock Plan of DigitalOcean Holdings, Inc. of our report dated February 25, 2021, with respect to the consolidated financial statements of DigitalOcean Holdings, Inc. and its subsidiaries included in Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-253483), for the years ended December 31, 2020 and 2019 and for each of the three years in the period ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
April 22, 2021